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                                                                    EXHIBIT 21.1

                               CONSILIUM, INC.
                          SCHEDULE OF SUBSIDIARIES


SUBSIDIARY                      JURISDICTION            NAME
----------                      ------------            ----
Consilium Germany               Germany                 Consilium GmbH

Consilium France                France                  Consilium France SARL

Consilium FSC                   Virgin Islands          Consilium Foreign
                                                          Sales Corporation

Consilium Asia, Inc.            California              Consilium Asia, Inc.

Consilium Japan                 Japan                   Nihon Consilium, K.K.

Consilium Taiwan, Inc.          Delaware                Consilium Taiwan, Inc.